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                                                                     EXHIBIT 11

                        THE GEON COMPANY AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                      (IN MILLIONS, EXCEPT PER SHARE DATA)






                                                             1997          1996        1995
BASIC EARNINGS PER SHARE:
Number of Shares:
   Weighted average shares outstanding                        23.3         24.2         25.4
   Less unearned portion of restricted stock awards
    included in outstanding shares                             (.4)         (.3)         (.2)
                                                            ------        -----       ------
  Total weighted average common shares outstanding for
    computation of basic earnings per share                   22.9         23.9         25.2
                                                            ======        =====       ======
  Basic earnings per share                                  $  .98       $  .51       $ 1.28
                                                            ======        =====       ======

DILUTED EARNINGS PER SHARE:
Number of Shares:
   Weighted average shares outstanding                        23.3         24.2         25.4

   Plus dilutive effect of stock options (1)                    .2           .4           .5
   Plus dilutive impact of stock awards earned under
    incentive plans (2)                                         .1            -           -
                                                            ------        -----       ------
  Total weighted average common shares and common
    equivalent shares outstanding for computation of
    diluted earnings per share                                23.6         24.6         25.9
                                                            ======        =====       ======

  Diluted earnings per share                                $  .95       $  .50       $ 1.24
                                                            ======        =====       ======





Note: The Company adopted Statement of Financial Accounting Standands (SFAS) No. 128, 'Earnings per Share', in 1997. All prior year earnings per share amounts have been restated to comply with the requirements of SFAS 128.

(1) The dilutive effect of options is based on the treasury stock method using average market price for the period.

(2) Represents the net dilutive effect of stock awards granted under incentive plans for the period from the time the awards were earned until the stock was issued to the employees